EXHIBIT 10.12

AMENDMENT NUMBER 7 TO
WILLBROS GROUP, INC.
1996 STOCK PLAN

1. Introduction.  On April 16, 1996, the Board of Directors of Willbros Group, Inc. (the “Company”) adopted, and on May 21, 1996, the stockholders of the Company approved, the Willbros Group, Inc. 1996 Stock Plan (as amended, the “Plan”).  The Plan permits the granting of awards, including stock options, restricted stock, restricted stock rights and stock appreciation rights, to key employees (including officers and directors who are employees) of the Company or its subsidiaries.

Under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the Plan may be considered a non-qualifed deferred compensation plan.  Pursuant to Treasury Regulations and Notices issued by the United States Department of the Treasury and the Internal Revenue Service, the documentary requirements of Section 409A must be satisfied by each non-qualified deferred compensation plan no later than December 31, 2008

2. Purpose.  The purpose of this Amendment is to conform the Plan to the documentary requirements of Section 409A.

3. Amendments.  The Plan shall be amended as follows:

(a) In Section 2 the definition of "Disability" is replaced with the following:

""Disability" means the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation."

(b) In Section 2 the definition of "Retirement" is replaced with the following:

""Retirement" means retirement from employment with the Corporation and the Subsidiaries in accordance with the terms of a Corporation or Subsidiary retirement plan that also constitutes a "separation from service" for purposes of Section 409A of the Code."

(c) In Section 10(d), the phrase "for a period of three months" shall be replaced with "for a period of two and one-half months".

(d) In Section 17, the first clause of the first sentence shall be revised to read as follows:

"In the event of a Change in Control that also constitutes a "change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation" as such terms are defined inTreasury Regulations prescribed under Section 409A of the Code, the following acceleration provisions shall apply (except that, prior to the occurrence of a Change of Control, the Board may, without the consent of the Participants, waive the application of this Section 17 with respect to any transaction that would otherwise constitute a Change of Control):"

4. No Change.  Except as specifically set forth herein, this Amendment does not change the terms of the Plan.

5. Effective Date.  This Amendment shall take effect and be adopted on the date that the Board of Directors of the Company approve this Amendment.

           Executed as of the 31st day of December, 2008.

ATTEST:	WILLBROS GROUP, INC.

/s/ Dennis G. Berryhill	By:	/s/ Robert R. Harl
Dennis G. Berryhill		Robert R. Harl
Secretary		Chief Executive Officer